Exhibit 10.1

                                                                  Execution Copy

                                    CDEX Inc.
                       The Technology Development Company

Confidential

January 30, 2007

CDEX Inc.
1700 Rockville Pike, Suite 400
Rockville, MD 20852

Mr. Greg Baldwin
Baxa Corporation
1445 Grasslands Drive
Englewood, Colorado 80112-3903

Dear Mr. Baldwin:

Subject:  Amendment to Reseller Agreement
          -------------------------------

     As we have discussed, Baxa Corporation ("Baxa") and CDEX Inc ("CDEX") would like to amend the Reseller Agreement between Baxa and CDEX dated November 7, 2005 ("Agreement"). Accordingly, for good and valuable consideration, the sufficiency of which is agreed to by both parties, Baxa and CDEX agree as follows:
     1. CDEX waives all purchase requirements contained in Section 3.4 of the Agreement for the first and second Calendar Years (as defined in the Agreement) associated with Baxa's exclusive distributor status.
     2. Baxa's quarterly purchase requirements stated in Section 3.4 of the Agreement for the second Calendar Year (as defined in the Agreement) are eliminated.
     3. The installation and implementation services noted in Section 4.6 will be performed by CDEX or Baxa, at Baxa's option, as discussed in
          Section 5.7(c).
     4. With regard to the products that Baxa has purchased from CDEX to date that have not been shipped to designated clients, CDEX will continue to hold those products in its warehouse until directed by Baxa to ship them to a specified client's address or until May 1, 2007, whereupon CDEX will ship to Baxa (1445 Grasslands Drive, Englewood, CO) those remaining Baxa products in the CDEX warehouse. The Base Pack of signatures loaded on each such product is as listed in the Attachment.
     5. CDEX will use its best efforts to continue developing signatures until it has a Signature Library of (*) signatures ("Basic Library"). While the content of the Basic Library will be developed in consultation with Baxa, the content is in the sole discretion of CDEX. Baxa may augment its Base Pack of signatures with any additional (*) signatures from the Basic Library for a fee of (*) per Device. Additional signatures above the Base Pack plus the additional (*) noted above contain in the Signature Library may be purchased on a per Device basis pursuant to Section 5.7(e)(i) of the Agreement.
     6. CDEX will develop additional signatures not contained in the Basic Library on request of Baxa with mutual agreement of CDEX for a fee of (*) per signature plus the cost of the medications for the signaturing process (or the medications can be provided directly by Baxa for the process). If in the examination of the medications, CDEX determines that a signature cannot be obtained, Baxa shall only pay for the cost of the medication. The intellectual property rights associated with

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          any signature so developed shall remain the exclusive property of
          CDEX. After development of a signature from this process, Baxa will be provided with the signature for installation on (*) of Baxa's Devices at no additional cost. Thereafter, the new signature will be added to the Signature Library.
     If you agree with the terms in this letter, please so indicate by signature below. Greg, we look forward to our meeting with you of February 20, 2007.



/s/ Malcolm Philips, for                   /s/ Greg Baldwin
------------------------                   ----------------
Tim Shriver                                Greg Baldwin
CEO                                        CEO
CDEX Inc                                   Baxa Corporation


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Attachment:  Base Pack of 30 Signatures (*)


     * The omitted information is confidential and is being filed separately with the Securities and Exchange Commission.